UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 7, 2009

MODAVOX, INC.
(Exact Name of Registrant as Specified in its Charter)

STATE OF DELAWARE	333-57818	20-0122076
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 W University Dr, Suite 231 Tempe, AZ 85281	85281-3291
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (480) 553 5795

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2009, Modavox, Inc. (the “Company” or “Modavox”) entered into to a binding letter of intent with World Talk Radio, LLC (“WTR”), an Arizona Limited Liability Company, regarding the disposition of certain assets and liabilities related to the Voice America Networks based in Tempe, AZ (the “Binding Letter of Intent” and the “Transaction”). The body of the Binding Letter of Intent is furnished as Exhibit 99.1, which document contains the material business terms related to the Transaction.

Pursuant to the Binding Letter of Intent, the Company and WTR agreed to furnish and execute definitive agreements further memorializing the transaction within ten (10) business days following execution of the Binding Letter of Intent.

The Transaction will transfer the business operations of the Company’s Internet Radio division to WTR, owned and operated by VoiceAmerica co-founder and ten year veteran Jeff Spenard, former President of Internet Radio and former Board Member of the Company.  WTR will continue business operations with the support of the Company to ensure uninterrupted service to all clients throughout the transition.

As a result of the Transaction, the Company will realize immediate reduction in net expenses, enabling Company management to focus available resources on the recently announced corporate strategy that includes an expanded IP licensing structure as well as supporting the development and commercialization of Marketing Driven Technologies. Furthermore, as part of the strategy to streamline operations and to create non-encumbered revenues to support growth businesses, the Company will receive a perpetual royalty as a percentage of gross revenue generated by WTR, as described in the attached Binding Letter of Intent, for as long as the new entity provides Internet radio services.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2010, Mr. Jeffery Spenard resigned as an Officer and Director of the Company.  His letter of resignation is furnished as Exhibit 99.2 to this Form 8-K.  In this letter, Mr. Spenard states that he has resigned in conjunction with the Transaction described in the Binding Letter of Intent between WTR and Modavox, in order to pursue the WTR business opportunity with the support of the Company.

Mr. Spenard was the co-founder of VoiceAmerica and led the acquisition of World Talk Radio in early 2007. Over the course of his ten-year tenure with the business, he served as Executive Producer, Network Director, VP of Sales, and most recently as Internet Radio President.

Item 8.01 Other Events.

On January 7, 2010, the Company issued a press release describing the Binding Letter of Intent between the Company and World Talk Radio, LLC, an Arizona Limited Liability Company.  A copy of this press release is furnished below in this form 8-K as Exhibit 99.3.  The press release articulates the business justification for the transaction described in the Binding Letter of Intent and illustrates Modavox’s previously stated objective of focusing core business resources on the Company’s Mobile Marketing, Video Content Delivery and Ad Serving product lines.

About Modavox

Modavox, Inc. provides Internet applications and services based upon Marketing-driven technology platforms that enhance the delivery of marketing communications through intelligent distribution to all Internet-enabled devices.  In 2009, Modavox initiated a comprehensive business growth strategy aimed at fully leveraging the value of its technology and patent portfolio by accelerating the advanced development of technology platforms that apply the most valuable aspects of Modavox’s patents. In addition to the continued operation of BoomBox™ Radio – the largest Internet-based Talk Radio network that has been broadcasting uninterrupted since 1997 – Modavox now manages three newly defined operating divisions in the high growth markets of mobile marketing (AD LIFE™), video content delivery (AD BOOM™) and ad network provisioning (AD SERVE™). These three divisions, together with patents foundational to targeted Web-based communications, will enable Modavox to pioneer a new era in marketing and new media communications with Internet applications and services for targeted consumers and communities worldwide.   For more information, please visit www.modavox.com.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODAVOX, INC. (Registrant)
Date: January 7, 2009	By:	/s/ MARK SEVERINI
(Mark Severini, Chief Executive Officer)

EXHIBIT INDEX
Exhibits	Description	Method of Filing

Exhibit 99.1 Exhibit 99.2 Exhibit 99.3	Binding Letter of Intent Letter of Resignation by Mr. Jeffery Spenard Press Release Dated January 7, 2010	Attached as Exhibit Attached as Exhibit Attached as Exhibit